Exhibit 99.10

SFI LLC VERSION

CONFIDENTIAL

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”) is made as of October 31, 2018, by and between WC SACD One, Inc., a Delaware corporation (“Holdings”), and the Person set forth on Schedule I attached hereto (“Transferor”).

RECITALS

WHEREAS, WC SACD One Parent, Inc., a Delaware corporation and direct subsidiary of Holdings (“Parent”), WC SACD One Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Intersections Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of October 31, 2018 (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Company and certain investors (including Parent) have entered into that certain Note Purchase and Exchange Agreement, dated as of the date hereof (as the same may be amended from time to time, the “NPA”) which provides, among other things for the issuance and sale to Parent of senior secured convertible notes in an aggregate principal amount of $30,000,000 (the “Notes”);

WHEREAS, Michael R. Stanfield (“Stanfield”), the managing member of Transferor, is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of common stock, par value $0.01, of the Company (the “Common Stock”) set forth opposite Transferor’s name on Schedule I (the “Rollover Shares”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and the NPA, and consummate the transactions contemplated thereby, including the Merger and the issuance of the Notes, Transferor desires to contribute Transferor’s Rollover Shares to Holdings, on the terms set forth herein, in exchange for shares of Holdings (“Holdings Shares”) in an amount set forth on Schedule I hereto and having terms consistent with those set forth in Exhibit A hereto (the “Rollover Terms”); and

WHEREAS, Transferor has entered into that certain Tender and Support Agreement with Parent as of the date hereof (the “Support Agreement”) and concurrently herewith. Except as otherwise set forth herein, capitalized terms used herein without definition have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Holdings and Transferor hereby agree as follows:

1.       Contribution of Rollover Shares. Subject to the conditions set forth herein, immediately after the Offer is consummated and without further action by the Transferor, Transferor shall contribute and assign to Holdings all of Transferor’s right, title and interest in the Rollover Shares set forth opposite Transferor’s name and designated as Rollover Shares on Schedule I attached hereto, free and clear of all Liens (other than any restrictions under the Securities Act). Transferor shall deliver any certificates representing the Rollover Shares to Holdings along with appropriate endorsements in blank or other duly executed instruments of transfer.

2.       Receipt of Holdings Shares. Transferor and Holdings hereby agree that, concurrently with the effective time of Transferor’s contribution of the Rollover Shares to Holdings, Transferor shall receive validly issued, fully paid and non-assessable Holdings Shares (in the amount set forth on Schedule I hereto and having terms consistent with the Rollover Terms) in respect of Transferor’s Rollover Shares. In furtherance of the foregoing, Transferor and Holdings agree to (a) negotiate in good faith a definitive stockholders agreement with terms consistent in all material respects with the Rollover Terms and work in good faith to finalize the form of such stockholders agreement (such stockholders agreement, the “Stockholders Agreement”) not later than the date (the “Target Completion Date”) that is the earlier of: (i) the consummation of the Offer and (ii) any meeting of the stockholders of the Company at which such stockholders are asked to vote on the approval of the Merger Agreement, as contemplated by Section 3(b)(i) of the Support Agreement, (b) negotiate in good faith a definitive amended and restated certificate of incorporation of Holdings and bylaws of Holdings, each with terms consistent in all material respects with the Rollover Terms (such amended and restated certificate of incorporation and bylaws of Holdings, the “Governing Documents”) and work in good faith to finalize the Governing Documents not later than the Target Completion Date, (c) execute and deliver the Stockholders Agreement and approve the Governing Documents not later than concurrently with the Contribution Closing, (d) in the case of Holdings, file (or cause to be filed) with the Secretary of State of the State of Delaware the amended and restated certificate of incorporation of Holdings included in the Governing Documents, not later than concurrently with the Contribution Closing and (e) execute and deliver a definitive subscription agreement in a form customary for the type of transaction contemplated hereby, immediately prior to the Contribution Closing. Transferor hereby acknowledges and agrees that delivery of the Holdings Shares to Transferor shall constitute complete satisfaction of all obligations towards or sums owed to Transferor by Merger Sub and Holdings with respect to the Rollover Shares.

3.       Closing. Subject to the satisfaction in full (or waiver) of all of the Offer Conditions and the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), as determined in the reasonable discretion of Parent (after consultation in good faith with Transferor of any waiver by Parent of such unsatisfied condition), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

4.       Deposit of Rollover Shares. Not later than three (3) Business Days prior to the consummation of the Offer, Transferor and any agent of the Transferor holding certificates evidencing any Rollover Shares (including without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Holdings all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed

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stock powers, both reasonably acceptable in form to Holdings and sufficient to transfer such shares to Holdings, for disposition in accordance with the terms of this Agreement, or if any of the Rollover Shares are uncertificated, then Transferor shall deliver or cause to be delivered to Holdings instructions addressed to the Company or the Company’s transfer agent, as applicable, providing for the transfer of such Rollover Shares as set forth in this Agreement (the “Share Documents”). The Share Documents shall be held in escrow by Holdings or any agent authorized by Holdings until the Contribution Closing.

5.       Irrevocable Election.

5.1.     The execution of this Agreement by the Transferor evidences, subject to Section 7 hereof, the irrevocable election and agreement by Transferor to contribute Transferor’s Rollover Shares in exchange for Holdings Shares at the Contribution Closing on the terms and conditions (including the Rollover Terms) set forth herein. In furtherance of the foregoing, the Transferor covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 7 hereof, Transferor shall not, directly or indirectly knowingly take any action that would make any representation or warranty of Transferor set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying Transferor from performing any of Transferor’s obligations under this Agreement. Transferor acknowledges and agrees that, as of the date hereof, the Support Agreement remains in full force and effect.

5.2.     Transferor covenants and agrees that it shall promptly (and in any event within 24 hours) notify Holdings of any new shares of Common Stock issued in respect of the Rollover Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by Transferor as a result of a stock dividend, stock split, recapitalization, combination, reclassification, or exchange or change of such shares, if any, after the date hereof. Any such shares of Common Stock issued in respect of the Rollover Shares shall automatically become subject to the terms of this Agreement and be deemed Rollover Shares hereunder, and Schedule I shall be deemed amended accordingly.

6.       Representations and Warranties of the Transferor. To induce Holdings to accept the Rollover Shares and Holdings to issue the Holdings Shares pursuant to the terms of this Agreement, including the Rollover Terms, Transferor makes the following representations and warranties to Holdings, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

6.1.     Ownership of Shares. As of the Contribution Closing, (i) Transferor will be the record owner of, and have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Support Agreement; (ii) Stanfield, Transferor’s managing member, will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the State of Delaware and the terms of this Agreement and the Support Agreement; and (iii) Transferor will not be subject to any voting trust agreement or other Contract to which the Transferor is a party restricting or otherwise

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relating to the voting or transfer of the Rollover Shares other than this Agreement and the Support Agreement. As of the date hereof, other than the Rollover Shares, the Transferor does not own, beneficially or of record, any securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities) other than those set forth on Schedule I under the heading “Other Shares”. The Transferor has not appointed or granted any proxy or power of attorney that will be in effect as of the Contribution Closing with respect to any Rollover Shares except as contemplated by this Agreement or the Support Agreement.

6.2.     Organization, Standing and Authority. Transferor has full legal power and capacity to execute and deliver this Agreement and to perform Transferor’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Transferor and, assuming due authorization, execution and delivery by Holdings, constitutes a legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

6.3.     Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act or as contemplated by the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Transferor for the execution, delivery and performance of this Agreement by Transferor or the consummation by Transferor of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Transferor nor the consummation by Transferor of the transactions contemplated hereby, nor compliance by Transferor with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of Transferor pursuant to any Contract to which Transferor is a party or by which Transferor or any property or asset of Transferor is bound or affected, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Transferor or any of Transferor’s properties or assets.

6.4.     Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Transferor or, to the knowledge of Transferor, any other Person or, to the knowledge of Transferor, threatened against Transferor or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Transferor of its obligations under this Agreement.

6.5.     Reliance. Transferor understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Transferor’s execution and delivery of this Agreement and the representations and warranties of Transferor contained herein.

6.6.     Receipt of Information. Transferor has been afforded the opportunity to ask such questions as Transferor has deemed necessary of, and to receive answers from, representatives of Holdings concerning the terms and conditions of the transactions contemplated

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hereby and the merits and risks of owning the Holdings Shares. Transferor acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of Transferor’s representations and warranties in this Agreement and the transactions contemplated hereby. Transferor has not relied on Holdings, Parent or Merger Sub, or their officers, directors or professional advisors, for advice as to such consequences (including with respect to taxes).

7.       Termination. This Agreement, and the obligation of Transferor to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof or the withdrawal of the Offer; provided, however, that the parties shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger Agreement is terminated but the Contribution Closing has already taken place, then Holdings shall promptly return the Share Documents to Transferor at Transferor’s address set forth on the signature page to the Subscription Agreement and take all such actions as are necessary to restore Transferor to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing, following which this Agreement will terminate.

8.       Disclosure. Transferor hereby (a) consents to and authorizes the publication and disclosure by Holdings, Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D-9 or any other publicly filed document relating to the Offer, the Merger, the Notes or the transactions contemplated by the Merger Agreement or the NPA) of (i) Transferor’s identity, (ii) Transferor’s beneficial ownership of Rollover Shares (including the number of such Rollover Shares beneficially owned by Transferor), and (iii) the nature of Transferor’s commitments, arrangements and understandings under this Agreement, and any other information that Holdings, Parent, Merger Sub or the Company reasonably determines to be required in any publicly filed document in connection with the Offer, the Merger, the Notes or otherwise with respect to the transactions contemplated by the Merger Agreement or the NPA (provided that Holdings will provide, or cause to be provided, to Transferor a draft of any document containing such disclosure a reasonable time prior to the publication, disclosure or filing thereof and will consider in good faith any comments provided by Transferor or its counsel), and (b) agrees as promptly as practicable to notify Holdings, Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Transferor specifically for use in any such disclosure document. During the term of this Agreement, Transferor agrees that it will consult with Holdings before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, except as may be required in connection with the Offer in any Form 4, Schedule 13D, Schedule 13G (including any amendments to the foregoing forms and schedules) or other disclosure required by the SEC or other Governmental Entity to be made by Transferor in connection with the Offer, provided that to the extent permissible, Transferor shall deliver to Holdings a copy of each such Form 4, Schedule 13D, Schedule 13G (including any amendments to the foregoing forms and schedules) or other disclosure so required prior to filing the same.

9.       Further Assurances. Transferor hereby covenants that, from time to time after the delivery of this Agreement, upon reasonable request from Holdings, Transferor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances reasonably necessary to convey, transfer to and vest in Holdings, and to put Holdings in possession of, any

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of Transferor’s Rollover Shares in accordance with Section 4 hereof. Holdings hereby covenants that, from time to time after the delivery of this Agreement, upon reasonable request from Transferor, Holdings will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances reasonably necessary to effect Transferor’s receipt of Holdings Shares in respect of Transferor’s Rollover Shares in accordance with Section 2 hereof. Transferor and Holdings hereby expressly acknowledge and agree that the Holdings Shares (including any Holdings Shares issued to Transferor) shall be uncertificated shares in accordance with the Delaware General Corporation Law and will be represented in book-entry form. Accordingly, Holdings will record the issuance of the Holdings Shares to Transferor by updating Holdings’ books to reflect the number and type of Holdings Shares issued to Transferor prior to the Closing, and Holdings will not be required to deliver, and will not deliver, any certificate or certificates evidencing the Holdings Shares to be issued to Transferor hereunder.

10.     Survival of Representations and Warranties. All representations and warranties of Transferor or by or on behalf of Holdings in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Holdings or Transferor and the issuance of the Holdings Shares.

11.     Tax Treatment. The parties acknowledge and agree that, unless otherwise required by applicable law, the parties shall treat the contribution of the Rollover Shares and the receipt of the Holdings Shares as an exchange qualifying under section 351 of the Internal Revenue Code of 1986 (as amended) and no party shall take any position on any tax return that is inconsistent with such treatment.

12.     Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

13.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (i) if to Transferor, to the address set forth on the signature page to this Agreement, or to such other address as Transferor shall have furnished to the Company in writing, and (ii) if to Holdings, to WC SACD One, Inc., c/o iSubscribed Inc., 15 Network Drive, Burlington, MA 01803, Attention: Hari Ravichandran, Attention: Hari Ravichandran (with a copy to Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90067, Attention: Ari B. Lanin, Esq., Facsimile No.: (310) 552-7046), or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

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14.     Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

15.     Entire Agreement. This Agreement (including the Exhibits hereto), together with the Merger Agreement and the Support Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

16.     No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17.     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

18.     Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is

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insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19.     Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, which consent in the case of a proposed assignment by: (a) Transferor to a proposed Permitted Transferee (as defined in the Support Agreement) shall not be unreasonably withheld, conditioned or delayed by Holdings provided the conditions to Transfer (as defined in the Support Agreement) to such Permitted Transferee in Section 8(b) of the Support Agreement are satisfied or (b) Holdings to an Affiliate shall not be unreasonably withheld, conditioned or delayed by Transferor. In the event Holdings assigns any or all of its rights, interests and obligations under this Agreement to an Affiliate as permitted by this Section 19, all references herein to Holdings shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Holdings as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment. Any such assignment not in conformity with the terms of this Section 19 shall be null and void.

20.     Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement, the parties acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21.     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in

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such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23.     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

24.     Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

25.     No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

The remainder of this page is intentionally left blank.

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IN WITNESS WHEREOF, each party has executed this Agreement or caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

WC SACD One, Inc.

By: /s/ Hari Ravichandran

Name:	Hari Ravichandran
Title:	Chief Executive Officer

Signature Page to Contribution and Assignment Agreement

TRANSFEROR

Stanfield Family Investments LLC

/s/ Michael R. Stanfield
Name:	Michael R. Stanfield
Title:	Managing Member

Addresses for notices:
P.O. Box 2183
Middleburg, VA 20118
Attention: Michael R. Stanfield
Facsimile No.: (703) 488-6180

with a copy to:

Davis & Gilbert LLP
1740 Broadway
New York, New York, 10019
Attention: Ronald R. Urbach, Esq.
Facsimile No.: (212) 621-0922

SIGNATURE PAGE TO CONTRIBUTION AND ASSIGNMENT AGREEMENT

SCHEDULE I

Transferor	Rollover Shares	Other Shares	Holdings Shares

Stanfield Family Investments LLC	577,846	0	Holdings Common Shares: 577,846

Exhibit A

Definitive Agreements Binding Term Sheet

A. Boards of Directors

1)  Company will be governed by a board of directors (the “Board”) having at least seven members. As long as WndrCo holds at least (i) 65% of the Series A Interests held by it at the Initial Closing (or, following the closing of the Transaction (the “Closing”), at the Closing) and (ii) 20% of the voting Interests of Company then outstanding, WndrCo shall be entitled to elect a majority of the Board. Initially, WndrCo will have the right to designate four directors; GC will have the right to designate one director (the “GC Director”); iSub will have the right to designate one director (the “iSub Director”) and the Rollover Holders (holding a majority of the Interests initially held by the Rollover Holders at Closing) will have the right to designate one director, who shall be Michael R. Stanfield for so long as such designation right exists and he desires to serve and is not subject to a material disability (the “Rollover Director”). Additionally, the Rollover Holders will be entitled to designate one non-voting Board observer with customary observation and information rights for all board and committee meetings, subject to customary protections to preserve the attorney-client privilege.

2)  At such time that WndrCo ceases to own at least 50% of the Series A Interests that it held at the Initial Closing (or, following the Closing, at the Closing), WndrCo will be entitled to designate only two directors; at such time that GC or iSub, as applicable, ceases to own at least 25% of the Series A Interests, in each case that it held at the Initial Closing (or, following the Closing, at the Closing), then GC or iSub, as applicable, will cease to have the right to appoint any directors; at such time that the Rollover Holders cease to own at least 25% of the Interests that they held at the Closing, then the Rollover Holders will cease to have the right to appoint any directors; and at such time that WndrCo ceases to own at least 10% of the Series A Interests that it held at the Initial Closing (or, following the Closing, at the Closing), WndrCo will cease to have the right to appoint any directors. At any time that a Sponsor or Loeb Holding Corporation (“LHC”) does not have the right to appoint any directors but continues to hold equity in Company, such Sponsor or LHC, as applicable, will have the right to appoint one non-voting observer to the Board with customary observation and information rights for all Board and Committee meetings, subject to customary protections to preserve the attorney-client privilege.

3)  For so long as a Sponsor is or the Rollover Holders are, as the case may be, entitled to appoint a director, each will be entitled to have a single director on each committee of the Board.

4)  Directors will be entitled to customary indemnification agreements, D&O insurance, expense reimbursement and any other similar matters on an equivalent basis. 5) Each equityholder of Company will grant WndrCo a proxy to vote its Interests in the election of directors in order to effect the foregoing.
B. Board Approvals; Quorum

1)  Each director will be entitled to one vote on all matters presented for a vote to the Board. All votes by the Board will require the affirmative vote of a majority of the total number of directors constituting the entire Board for approval.

2)  A quorum shall exist if a majority of the total number of directors constituting the entire Board is present, as long as the GC Director is present (for so long as GC has a right to appoint a director) and one iSub Director is present (for so long as iSub has a right to appoint a director); provided that if at any Board meeting the GC Director or iSub Director was not present, then the immediately succeeding Board meeting duly called (with at least two business days’ notice) may proceed with a simple majority of the total number of directors constituting the entire Board.

3)  Special meetings of the Board shall require at least two business days’ prior notice.

C. Series A Interest Approval Rights

1)  Company will not take any of the following enumerated actions, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the affirmative vote of 93% of the Series A Interests (a “Series A Approval”): (i) effect a Liquidation Event or Deemed Liquidation Event (each to be customarily defined in the Definitive Agreements) at any time prior to the seventh anniversary of the Closing; provided that if Hari Ravichandran resigns without Good Reason or is terminated for Cause (each as defined in his employment agreement with the Company to be entered into prior to Closing) (a “Bad Leaver”), then WndrCo shall have a proxy to vote the Interests of iSub and the iSub Participants with respect to such Liquidation Event or Deemed Liquidation Event; (ii) amend or waive any provision in the organizational documents of Company (“Organizational Documents”) in a manner that adversely and disproportionately affects any Sponsor; (iii) authorize or issue a security senior to or on parity with the Series A Interests, other than the Series B Interests in connection with the Rollover; (iv) authorize or issue additional Series A Interests, other than in connection with the Transaction, (including the iSub Contribution); (v) declare or pay any dividend or distribution or purchase or redeem (or permit any subsidiary to purchase or redeem) any equity of Company other than (A) redemptions of or dividends or distributions expressly authorized under the Organizational Documents, (B) repurchases of equity from former employees, officers, directors, consultants or other persons who performed services for Company or any subsidiary in connection with the cessation of such employment or service at a price no greater than the then-current fair market value thereof,

(C) the Put or Call (as defined in Annex A) or (D) the iSub Put/Call (as defined below); provided that if Hari Ravichandran is a Bad Leaver, then WndrCo shall have a proxy to vote the Interests of iSub and the iSub Participants with respect to such dividend, distribution, purchase or redemption; (vi) authorize or incur any debt in excess of the greater of (A) $10 million and (B) 3x EBITDA in the aggregate, provided that the occurrence or maintenance of up to $35 million of debt in connection with this transaction shall not require such Series A Approval; (vii) increase or decrease the size of the Board; (viii) change Company’s tax treatment; or (ix) agree to do any of the foregoing.

2)  For the avoidance of doubt, nothing contained herein shall require the consent of the holders of the Series A Interests with respect to any amendment or modification to the Organizational Documents necessary to (i) implement the terms of any new class or series of securities of Company authorized and issued in connection with a bona fide financing of Company or (ii) implement any action in connection with the Transaction, in each case that is not otherwise in violation of any express provision of this Term Sheet, including, for the avoidance of doubt, the consent rights contemplated by the preceding paragraph 1 of this Section C.

3)  Notwithstanding anything herein to the contrary, nothing herein shall require the consent of any holders (including the holders of the Series A Interests) or the Board (including a Board Special Vote or Board Supermajority Vote) for Company or its subsidiaries to take any of the following actions, and WndrCo shall have sole and absolute discretion to direct and cause Company to: (i) consummate the Transaction contemplated under the Merger Agreement and the other agreements entered into in connection therewith (the “Ancillary Agreements”), in accordance with the terms thereof; (ii) enforce rights, negotiate disputes, litigate disputes or settle disputes arising under, or relating to, the Merger Agreement and the Ancillary Agreements; (iii) receive and pay or distribute any funds received by Company under the Merger Agreement or the Ancillary Agreements, in accordance with the pro rata ownership of the Company and any terms set forth in the Term Sheet (including Section T “Allocation of Company Termination Fee”); (iv) withhold any amounts received by Company under the Merger Agreement or otherwise to satisfy any and all obligations or liabilities incurred by Company in connection with the Merger Agreement or the Ancillary Agreements; (v) execute and deliver any amendment or waiver to the Merger Agreement and the Ancillary Agreements, other than (A) an increase in the Offer Price (as defined in the Merger Agreement), (B) any amendment or waiver that would have an adverse and disproportionate effect on a Sponsor and/or (C) any amendment to or waiver under the Limited Guaranty (as defined in the Merger Agreement) or the WC SACD One Equity Commitment Letter (as defined in the Limited

Guaranty); and (vi) take all other actions to be taken by or on behalf of Company and its subsidiaries in connection with the Merger Agreement and the Ancillary Agreements, in accordance with the terms thereof and that is not otherwise in violation of any express provision of this Term Sheet.

D. Board Special Approval Rights

1)  Company will not take any of the following enumerated actions, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the consent of at least five directors (excluding, in the case of clause (ii) below, any director appointed by a party (including its affiliates) to such related party transaction or arrangement under consideration), including a director appointed by each Sponsor that has a right to appoint a director (“Board Special Vote”): (i) effect any fundamental change to the nature of the Company’s business; (ii) enter into any related party transactions or arrangements other than (A) those contemplated by the Transactions, including the Rollover and Newco Contribution, (B) the iSub Contribution, (C) equity issuances that are subject to preemptive rights, (D) a Put or Call, (E) an iSub Put/Call and (F) other customary exceptions (D&O indemnification agreements, etc.); or (iii) agree to do any of the foregoing.

2)  Company will not take any of the following enumerated actions, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the consent of at least five directors (“Board Supermajority Vote”): (i) enter into any material acquisition or asset purchase with a value in excess of $10 million; (ii) make any investments exceeding $10 million in any other entity; (iii) enter into any divestiture with a value in excess of $10 million at any time prior to the seventh anniversary of the Closing (provided that if such divestiture is considered a Liquidation Event or Deemed Liquidation Event, then no Board Supermajority Vote or Board Special Vote is required); provided further that, in the cases of clauses (i)-(iii), in the event that such acquisition, asset purchase, investment or divestiture, as applicable, has a value in excess of the greater of $15 million and 4x EBITDA, then such action requires a Board Special Vote; or (iv) agree to do any of the foregoing.

3)  Company will not take any of the following enumerated actions without the consent of the GC Director (for so long as GC has the right to appoint a director): (i) the appointment of any Chief Executive Officer of Company (“CEO”), other than the appointment of Hari Ravichandran, which shall not require the consent of the GC Director, and (ii) during the period commencing on the date hereof and ending on the earlier of (x) the seventh anniversary of the Closing and (y) three days prior to pricing an IPO of WndrCo, the termination of a CEO without Cause (as defined in such CEO’s employment agreement with Company or its affiliate). For the avoidance of doubt, the GC Director shall have no consent right over any termination of a CEO for Cause (as defined in such CEO’s employment agreement with Company or its affiliate).
E. Interests

1)  Company shall have Preferred Interests (Series A Interests, Series B Interests, and potentially other series thereof) and Common Interests (together, the “Interests”). The Interests may be in the form of limited liability company units, limited partnership interests, or stock of a corporation, as the case may be.

2)        The Series A Preferred Interests of Company (including the Series A-1 Interests and the Series A-2 Interests) shall collectively be referred to herein as the “Series A Interests”. The term “Series A-1 Interests” shall be defined herein as the Series A Interests issued to the Sponsors in connection with the transactions contemplated by clause (1) of the first paragraph of this letter agreement, and the term “Series A-2 Interests” shall be defined herein as the Series A Interests issued to the Sponsors in connection with the transactions contemplated by clauses (2), (3), and (5) of the first paragraph of this letter agreement, in each case consistent with the capitalization set forth in Exhibit C hereto (subject to the assumptions set forth therein).

3)  Each Series A Interest shall be convertible into a Common Interest (1:1), and shall have a liquidation value equal to the greater of (a) $2.27 (the “Series A-1 Conversion Price”) with respect to the Series A-1 Interests, and $3.68 (the “Series A-2 OIP”) with respect to the Series A-2 Interests (the “Series A Base Liquidation Value”) and (b) its value on an as-converted to Common Interest basis (i.e., without a liquidation preference). The conversion rate of Series A Interests shall be subject to customary broad-based anti-dilution protections (based on a “conversion price” equal to the Series A-2 OIP).

4)  Each Series A Interest shall accrue a compounding dividend on its Series A Base Liquidation Value at 6% annually, beginning from the Initial Closing for the Series A-1 Interests and from the Closing for the Series A-2 Interests.

5)  Each Series B Interest shall be convertible into a Common Interest (1:1), and shall have a liquidation value equal to the greater of (a) the Series A-2 OIP and (b) its value on an as-converted to Common Interest basis (i.e., without a liquidation preference). The conversion rate of Series B Interests shall be subject to customary broad-based anti-dilution protections.

6)  The Series A Interests and Series B Interests shall share pari passu in distributions upon a Liquidation Event or Deemed Liquidation Event.

7)  The Preferred Interests shall share in dividends and

distributions on an as-converted to Common Interest basis.

8)  Except as set forth in this Section, the rights, privileges and preferences of the Series A Interests and the Series B Interests shall be identical. Exhibit C sets forth the pro forma capitalization of Newco and Holdco giving effect to all of the transactions contemplated hereby, subject to the assumptions set forth therein.

F. Preemptive Rights

1)  In the event Company seeks to raise additional equity capital (including any securities or debt convertible into or exchangeable for equity, but subject to customary exceptions (e.g., employee incentive options) and excluding the Rollover, Newco Contribution and iSub Contribution), each holder of voting Interests will have the right to participate, on a pro rata basis, based on their then fully-diluted ownership of voting Interests. Preemptive rights will terminate upon an IPO.

G. Transfer Restrictions

1)  After the Closing, each Sponsor and Rollover Holder will be permitted to transfer Interests; provided that each such transfer must include a number of Interests equal to at least the lesser of (x) 100% of the Interests held by such transferor and its affiliates and (y) 5% of the outstanding Interests; provided, further, that in the case of a Rollover Holder, such transferred Interests shall remain subject to the Call, but shall have no Put right. Such transfer shall be subject to a right of first refusal in favor of Company and, in the event Company declines to exercise such right, the non-transferring Sponsors, subject to customary exceptions including transfers to affiliates. The right of first refusal will terminate on a Qualified Public Offering.

2)  Without the prior written consent of the Board, no other equityholder (excluding transfers by any Sponsor or Rollover Holder to the extent permitted in the preceding paragraph) may sell, transfer, assign or otherwise dispose of any direct or indirect interest in Company other than (i) to a controlled affiliate of such equityholder or an affiliate of such equityholder which also controls such equityholder, (ii) in the case of LHC, to its stockholders in connection with a liquidation of LHC, and (iii) in the case of individuals, to equityholders of his or her immediate family (i.e., parents, spouse, children and/or trusts that are and remain primarily for the benefit of any of them); provided that consent of the Board will not be required for sales, transfers, assignments or other disposals (A) effected pursuant to registered offerings effected in accordance with the rights set forth under “Registration Rights,” (B) effected pursuant to the “Tag-Along Rights” or the “Drag-Along Rights” discussed below, or (C) in the case of individuals, subject to any repurchase rights contained in any employment or similar agreement, if any. If the Board consents to a transfer of Series A Interests by an equityholder other than a Sponsor or Rollover Holder, such transfer shall be subject to a right of first refusal in favor of Company and, in the event Company declines to exercise such right, the Sponsors (pro rata), subject to the exceptions noted above. The right of first refusal will terminate on a Qualified Public Offering.
H. Tag-Along Rights

1)  If any Sponsor or Rollover Holder proposes to transfer any Interests held by it, then subject to transfers to affiliates, each other equityholder will have the right to sell a proportional amount of their Interests in such sale; provided that each participating equityholder will be required to participate on the same terms and conditions (on a pro rata basis, and the price per Interest shall be determined by calculating the equity value of Company implied by the price per Interest of the initially transferring holder, and distributing such equity value through a hypothetical liquidation waterfall) as the other parties selling in such transaction and to execute agreements and documents executed by the other parties selling in such transaction. These tag-along rights will terminate immediately prior to the consummation of a Qualified Public Offering.

I. Drag-Along Rights:

1)  Subject to obtaining a Series A Approval, if necessary, WndrCo will have the sole right to cause a Company Sale, for so long as it owns more than 50% of the Series A Interests that it held at the Initial Closing (or, if after the Closing, at the Closing). The equityholders of Company shall cooperate in effecting the Company Sale to the extent approved by WndrCo.

2)  Such cooperation will include each equityholder voting its Interests to approve the transaction, waiving any dissenter or appraisal rights, selling its Interests in the transaction and entering into any sale agreements necessary for consummation of the transaction as requested by WndrCo; provided that such equityholder receives the same consideration in such sale as other equityholders holding the same class or series of units, that any such consideration is distributed among the equityholders through a hypothetical liquidation waterfall, and that such agreements limit each equityholder’s indemnification obligations to the amount of net proceeds received by such equityholder in such transaction on a several basis and other customary protections.

3)  Notwithstanding the foregoing, each of GC and the Rollover Holders shall not be required to agree to a non-compete or non-solicit covenant in connection with any drag-along Company Sale.

J. Newco Contribution

1)  WndrCo will have the right to cause the Newco Contribution, which may be effected in one transaction or a series of related transactions, including by a downstream merger, a forced contribution by the holders (other than iSub) of their Newco equity into Holdco, or otherwise, provided that the rights, preferences and privileges of the Holdco equity received by the equityholders are substantially similar to the rights, preferences and privileges of the Newco equity they contribute and that such transaction or series of related transactions is effected in a manner consistent with the structure slides attached as

Exhibit B hereto in a transaction that is expected to be governed by Section 351 of the Internal Revenue Code or, if an alternative structure is used, in a manner that preserves the intended tax treatment of the Rollover and the Newco Contribution as exchanges governed by Section 351 or other tax-free exchange provisions of the Internal Revenue Code. The equityholders of Company shall cooperate in effecting the Newco Contribution to the extent approved by WndrCo.

2)  Such cooperation will include each equityholder voting its Interests to approve the transaction, waiving any dissenter or appraisal rights, selling its Interests in the transaction and entering into any sale agreements necessary for consummation of the transaction as requested by WndrCo.

K. iSub Contribution

1)  WndrCo and iSub shall cause an iSub Contribution (as defined below) to be consummated as promptly as reasonably practicable following the Closing (and, in any event, by no later than 30 days after the Closing) on the terms specified in this Section K. An “iSub Contribution” means a transaction with iSub, pursuant to which (i) iSub becomes a direct or indirect subsidiary of Company and (ii) the iSub Participants become equityholders of Company.

2)  The iSub Contribution and the Newco Contribution shall be structured in good faith as a single transaction or series of related transactions that is treated as an integrated component of the same transactions, and may be effected by merger, consolidation, sale, exchange, issuance, transfer, redemption or otherwise; provided, that the iSub Contribution will be effected in a manner consistent with the structure slides attached as Exhibit B hereto in a transaction that is expected to be governed by Section 351 of the Internal Revenue Code, unless each of the Sponsors and the Rollover Holders agrees in writing to a different transaction structure (such consent not to be unreasonably withheld, conditioned, or delayed, but with it being agreed that it is unreasonable to withhold consent to a different transaction structure if the transaction is structured in a manner so as to result in receipt by the iSub Participants and all of the Sponsors and the Rollover Holders of equity of Company in a transaction governed by the tax-free exchange provisions of the Internal Revenue Code). Unless otherwise required by applicable law, the Parties will treat the iSub Contribution together with the Newco Contribution as set forth in Exhibit B hereto as a transaction governed by Section 351 of the Internal Revenue Code for federal income tax reporting purposes.

3)  The iSub Contribution will be (i) effected at a $50 million valuation of iSub (as adjusted reasonably and in good faith for net cash (or net debt) then held by iSub), with the full purchase consideration (in the form of Interests) payable in full upon closing of the iSub Contribution (without escrow) and (ii) consistent with the capitalization set forth in Exhibit C hereto (subject to the assumptions set forth therein).

4)  The iSub Contribution will be effected pursuant to definitive documentation in form to be negotiated and agreed by all Sponsors acting reasonably and in good faith, with the understanding that the representations and warranties will be substantially as set forth in that certain Series A Preferred Stock Purchase Agreement dated as of May 14, 2018, by and among iSub and the purchasers and founders signatory thereto (with (x) ordinary course updates to the disclosure schedules attached to such Series A Preferred Stock Purchase Agreement, provided, that such updates are not material and adverse to the Company and its subsidiaries taken as a whole, and (y) reasonable updates to reflect the Transactions), and that iSub will deliver at closing an officer’s certificate (unless waived by WndrCo) confirming that the representations and warranties (as qualified by the disclosure schedules) are true and correct in all material respects as of the closing; provided, however, that inability of iSub to make such representations and warranties or deliver such officer’s certificate based on events or circumstances transpiring after the date hereof and not otherwise involving an intentional breach or fraud by iSub or the iSub Participants shall not in and of itself constitute (A) failure to comply for purposes of Section 6(x) below or (B) a breach of this Section K. There will be no post-Closing indemnification obligations on the part of the iSub Participants other than for intentional breaches or fraud. WndrCo and each of the equityholders of the Company shall cooperate in good faith, and make themselves reasonably available, to negotiate the definitive documentation governing the iSub Contribution promptly thereafter, with the intent of having such definitive documentation in substantially final form as soon as possible and in any event prior to the Closing.

5)  The equityholders of Company shall cooperate in effecting the iSub Contribution to the extent reasonably requested by WndrCo and iSub, with such cooperation to include each equityholder voting its Interests to approve the transaction, waiving any dissenter or appraisal rights, contributing its Interests to a new wholly owned subsidiary, and entering into any sale, contribution or other agreements necessary for consummation of the transaction as requested by WndrCo.

6)  In the event of a breach of the obligations in this Section K by WndrCo, then iSub or GC may bring a claim for breach of this Section K (a “Claim”) against WndrCo in accordance with this Section K and Sections 8 (“Governing Law”), 9 (“Submission to Jurisdiction”) and 10 (“Waiver of Jury Trial”) of the letter agreement. Provided that no such Claim has been brought by iSub or GC, if (x) iSub and GC have each complied with their obligations hereunder and (y) the iSub Contribution is not consummated by the 30th day following the Closing (the “Put Time”), then during the 30-

day period following the Put Time, each of iSub and GC shall have the right to notify Company of its election to put 100% of the Interests held by iSub or GC, as applicable, as of the Closing (a “Put Sale”). A Put Sale shall be consummated within five days of notification of such Put Sale at a purchase price for each Interest equal to the Series A-2 OIP (other than the Series A-1 Interests, which will be at the Series A-1 Conversion Price), and shall, if properly elected by iSub or GC, as applicable, be the sole and exclusive recourse of iSub (and its affiliates) or GC (and its affiliates), as applicable, on the one hand, and WndrCo (and its affiliates), on the other hand, for any breach by such other Sponsor of this Section K.

7)  In the event of a breach of the obligations in this Section K by iSub and/or GC, then WndrCo may bring a Claim against iSub and/or GC, as applicable, in accordance with this Section K and Sections 8 (“Governing Law”), 9 (“Submission to Jurisdiction”) and 10 (“Waiver of Jury Trial”) of the letter agreement. Provided that no Claim has been brought by WndrCo, if (x) WndrCo has complied with its obligations hereunder and (y) the iSub Contribution is not consummated by the Put Time, then during the 30-day period following the Put Time, Company shall have the right to notify iSub and/or GC, as applicable, of its election to call 100% of the Interests held by iSub and/or GC, as applicable, as of the Closing (a “Call Purchase”). A Call Purchase shall be consummated within five days of notification of such Call Purchase at a purchase price for each Interest equal to Series A-2 OIP (other than the Series A-1 Interests, which will be at the Series A-1 Conversion Price), and shall, if properly elected by WndrCo and accepted by iSub or GC, as applicable, be the sole and exclusive recourse of WndrCo (and its affiliates), on the one hand, and iSub (and its affiliates) or GC (and its affiliates), as applicable, on the other hand, for any breach by such other Sponsor of this Section K.

L. Registration Rights; IPO Trigger Rights

1)  WndrCo will have the sole right to cause Company to file a registration statement under the Securities Act on Form S-1 or another appropriate form relating to Qualified Public Offering, for so long as WndrCo owns more than 50% of the Series A Interests that it held at the Initial Closing (or, if after the Closing, at the Closing). The equityholders of Company will cooperate in effecting the Qualified Public Offering to the extent approved by WndrCo.

2)  Each of the Company equityholders holding more than 1% of the outstanding Interests will have customary piggyback registration rights. Each Sponsor will have up to two demand registrations, subject to a step-down to be agreed if ownership falls below 10% of the then-outstanding Series A Interests. All registration rights shall be subject to customary restrictions, such as holdback agreements and underwriter cutbacks, in which case each equityholder exercising such right will be cut back on a pro rata basis.
M. Access; Reports

1)  Company will provide to each Rollover Holder that holds more than 1% of the outstanding Interests and each Preferred Holder that holds any outstanding Preferred Interests:

•  Audited annual financial statements and unaudited quarterly financial statements, prepared in accordance with GAAP, consistently applied.

2)  Company will provide to each equityholder that holds at least 2.5% of the outstanding Interests:

•  Customary and reasonable general inspection rights.

N. Definitions

1)  For purposes of this Term Sheet, (x) a “Company Sale” means a transaction with a person that is not an affiliate of Company or group of persons that are not affiliates of Company acting in concert, pursuant to which such person or persons acquire, in any single transaction or series of related transactions, (i) all or substantially all of the outstanding securities of Company or (ii) all or substantially all of Company’s and its subsidiaries’ assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of Company’s securities, by sale, exchange or transfer of Company’s and its subsidiaries’ consolidated assets or otherwise), and (y) “Qualified Public Offering” means an underwritten offer to the public of Company’s (or its successor’s) equity securities pursuant to an effective registration statement or otherwise qualified under any applicable federal or foreign securities laws, if immediately thereafter Company has publicly held common stock listed on NASDAQ or NYSE (other than any issuance of equity securities in any merger or other business combination, or any registration or the issuance of equity securities to existing securityholders or employees of Company or any of its subsidiaries) but only if (i) such offer results in gross proceeds (before underwriting discounts and selling commissions) to the issuer and the selling securityholders of at least $75,000,000 and (ii) the price per share of such offer is at least three times the Series A-2 OIP (subject to capitalization adjustments).

O. Equity Commitments	1) The equity commitments of the Sponsors are as set forth in the WC SACD One Equity Commitment Letter, dated as of the date hereof.
P. Put/Call	1) The Put and Call rights relating to certain Rollover Holders are described in greater detail in the attached Exhibit D.
Q. Confidentiality

1)  All parties are subject to customary confidentiality covenants, with customary carve-outs for (i) disclosure on a confidential basis to investors and prospective investors and potential purchasers of the party’s direct or indirect equity interests, (ii) disclosure required by law, and (iii) disclosure to representatives.

R. Freedom to Operate	1) Wndrco, GC and LHC are free to make other investments including those that may be deemed to be competing provided there shall not be overlapping Board members.

S. Amendments

1)  Any amendment or change to the Definitive Agreements that adversely and disproportionally affects any class, series, or individual equityholder shall require the prior written consent of the holders of a majority of the Interests of such class or series, or of such individual equityholder, as the case may be.

T. Allocation of Company Termination Fee

1)  In the event the Company Termination Fee (as defined in the Merger Agreement) is paid to Parent under the terms of the Merger Agreement, such Company Termination Fee shall be allocated and paid as follows: (i) first, to payment by the Company of its incurred but not yet paid expenses; (ii) second, to each Sponsor in an amount equal to the expenses actually incurred thereby in connection with the Transactions, subject to the limitations set forth in Section U of this Term Sheet (“Reimbursement of Out-of-Pocket Costs”); (iii) third, to each Sponsor in the amount invested by such Sponsor in Newco (including the amounts contributed by such Sponsor in connection with the Initial Closing); and (iv) fourth, in accordance with the percentages set forth on the table titled “Topping Bid / Breakup Alpha Split” attached as Exhibit E hereto.

U. Reimbursement of Out-of-Pocket Costs

1)  The Company shall reimburse each of the Sponsors, in a timely fashion and substantially concurrently with one another, for out-of-pocket expenses incurred thereby in connection with the Transaction up to a cap, in each case, of $200,000; provided, it being understood that the legal fees and expenses of Gibson, Dunn & Crutcher LLP specifically for its services to the Company (regardless of whether billed to the Company or WndrCo, but excluding services provided solely for WndrCo (e.g., negotiating this Term Sheet)) relating to clauses (1), (2), (3), (4) and (5) of the first paragraph of this letter agreement shall be the responsibility of the Company and not WndrCo.

Exhibit D

Put/Call Term Sheet1

A. Put/Call

Put. Beginning in calendar year 2022 and for each calendar year thereafter through 2026 (i.e., five periods), during the period beginning on March 1 and ending on the 30th day after delivery of the Annual Financial Statements of Company for the prior calendar year (the “Put Notice Period”), Michael Stanfield, David McGough and LHC (each, a “Put Participant”) shall each have the right to separately notify Company (the “Put Notice Date”) of its election to put to Company (a “Put Notice”) 10%, but not less than 10%, of the Interests held by such Put Participant at the Closing (a “Put”). For the avoidance of doubt, pursuant to the foregoing, the Put may be exercised once in each calendar year for a maximum total of five Puts.

Call. Beginning in calendar year 2023 and for each calendar year thereafter through 2027 (i.e., five periods), during the period beginning on March 1 and ending on the 35th day after delivery of the Annual Financial Statements of Company for the prior calendar year (the “Call Notice Period” and, together with the Put Notice Period, each a “Put/Call Notice Period”), Company shall have the right to notify each Put Participant (the “Call Notice Date”) of Company’s election to purchase (a “Call”) 10% (unless it is Company’s third exercise of a Call with respect to such Put Participant, in which case 5%), but not less than 10% (or 5% in the case of Company’s third exercise of a Call with respect to such Put Participant), of the Interests held by such Put Participant at the Closing (a “Call Notice”). For the avoidance of doubt, pursuant to the foregoing, with respect to each Put Participant, the Call may be exercised once in each calendar year for a maximum total of three Calls with respect to any one Put Participant.

Put Purchase Price. In the event of a Put, the purchase price for a Put Participant’s Interests shall be the proceeds that such Put Participant would receive with respect to the Preferred Interests and/or Common Interests being purchased if the Put Value (as defined below) as of the Put Notice Date were distributed to the equityholders of the Company through a hypothetical liquidation waterfall (the “Put Purchase Amount”). The “Put Value” shall mean, as of the Put Notice Date, the greatest of (a) the Revenue Multiple multiplied by Revenue for the prior calendar year, (b) the EBITDA Multiple multiplied by EBITDA, and (c) the Recent Financing Equity Value. If a Put Participant exercises a Put then subject to the “Put Limitations” below, the applicable Interests will be purchased within 90 days of the determination of the Put Purchase Amount.

Call Purchase Price. In the event of a Call, the purchase price for a Put Participant’s Interests shall be the amount (the “Call Purchase Amount”) that is equal to (i) the proceeds that such Put Participant would receive with respect to the Preferred Interests and/or Common Interests being purchased if the Put

[1]	Capitalized terms used herein without definition have the meanings set forth in Exhibit A (Definitive Agreements Binding Term Sheet).

Value as of the Call Notice Date were distributed to the equityholders of the Company, multiplied by (ii) 120%. If the Call is exercised, the applicable Interests will be purchased within 90 days of the determination of the Call Purchase Amount.

Preferred Interests. To the extent a Put Participant holds both Preferred Interests and Common Interests, the Interests Put or Called for such Put Participant shall initially be Common Interests received upon conversion of Preferred Interests held by such Put Participant and its affiliates, and after such Put Participant and its affiliates no longer hold any Preferred Interests, Common Interests.

Independent Exercise; Maximum Amount; No Catch-Up. For purposes of clarity, each of the Put Participants may exercise their Put independently of one another, and Company may exercise the Call with respect to one Put Participant independently of the other, in any Put/Call Notice Period. With respect to each Put Participant, the maximum amount that may be Put and Called in any year is 10% of the Interests held by such Put Participant at the Closing (it being understood that, in the case of a Put, the annual maximum Put percentage of 10% shall not be adjusted regardless of whether any Interests previously Put by a Put Participant have not been purchased (or payment has not been delivered) by Company due to the Put Limitations set forth below or otherwise). There will be no opportunity for a Put Participant or Company to Put or Call Interests that were not Put or Called in a prior Put/Call Notice Period. Any transferee of Interests initially held by a Put Participant shall not be entitled to the Put (excluding in each case transfers to controlled affiliates and, in the case of individuals, family members and trusts for the benefit of family members, as applicable, with respect to which the Put and Call rights shall remain in effect) but shall remain subject to the Call.

For purposes of this section, the terms below shall have the following meanings:

“Annual Financial Statements” shall mean, with respect to any entity, the audited consolidated annual financial statements of such entity prepared in accordance with GAAP, consistently applied.

“EBITDA” shall mean, for the prior calendar year, consolidated net income plus (solely to the extent deducted in the determination of consolidated net income) any (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) non-cash employee compensation expense related to stock ownership or stock option plans. All provisions in this “EBITDA” definition shall be defined in accordance with GAAP.

“EBITDA Multiple” shall mean a multiple based on Revenue Growth as depicted in Table 1 below for all calculations with respect to the Put Value for Put Notices or Call Notices, as applicable, delivered in 2022 and 2023, and thereafter as depicted in Table 2 below. For purposes of illustration, if the Revenue Growth is less than 10%, then the EBITDA Multiple shall be 9.0x.

“Recent Financing Equity Value” shall mean the equity value of the Company as implied by any bona fide equity financing or acquisition by Company in excess of $10,000,000 that closed within the 12 months preceding the Put Notice Date or Call Notice Date, as applicable; provided, that such equity value shall be adjusted, as appropriate to account for any preferential rights, preferences and privileges granted to the securities issued or their purchaser.

“Revenue” shall mean total revenue of the Company for the specified period determined in accordance with US GAAP, but excluding all FIG Revenue.

“FIG Revenue” shall mean any revenue received by Company from subscribers or customers serviced under agreements with financial institution clients; provided that such subscribers or customers, and the relevant agreements, existed on the date of the letter agreement that this Put/Call Term Sheet is attached to. By way of example, the FIG Revenue during the period January through September 2018 is set forth on Appendix A hereto.

“Revenue Growth” shall mean a percentage equal to (i) Revenue for the prior calendar year minus Revenue for the calendar year preceding the prior calendar year divided by (ii) Revenue for the calendar year preceding the prior calendar year.

“Revenue Multiple” shall mean a multiple based on Revenue Growth as depicted in Table 1 below for all calculations with respect to the Put Value for Put Notices or Call Notices, as applicable, delivered in 2022 and 2023, and thereafter as depicted in Table 2 below. For purposes of illustration, if Revenue Growth is 15%, then the Revenue Multiple shall be 2.5x.

Table 1
	Revenue Multiple	EBITDA Multiple
Revenue Growth less than 10%	2.0x	9.0x

Revenue Growth equal to or greater than 10% but less than 20%	2.5x	10.0x

Revenue Growth equal to or greater than 20%	3.0x	11.0x

Table 2
	Revenue Multiple	EBITDA Multiple
Revenue Growth less than 10%	2.0x	9.0x

Revenue Growth equal to or greater than 10% but less than 18%	2.5x	10.0x

Revenue Growth equal to or greater than 18%	3.0x	11.0x

B. Put Limitations

Upon receipt of a Put Notice:

(a)   if, in the reasonable and good faith determination of the Board, the closing of the Put would conflict with, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require consent pursuant to, any material contract of Company (for which those required to provide such consent do not reasonably agree to provide such consent), the Board may defer the closing of the Put until the Put would not have such an effect;

(b)   if, in the reasonable and good faith determination of the Board, the closing of the Put would result in material harm to Company (as a result of limited liquidity of Company or otherwise), the Board may defer the closing of the Put until the Put would not have such an effect;

(c)   if the closing of the Put would result in a violation of any federal, state or local statute, law, regulation, order, injunction or decree applicable to Company (including any Distribution Law (as defined below)), the Board may defer the closing of the Put until the Put would not have such an effect;

(d)   if, in the reasonable and good faith determination of the Board, Company does not have sufficient unencumbered cash, cash equivalents and/or marketable securities that are freely tradeable by the Company (“Cash Equivalents”) to pay the full Put Purchase Amount (leaving sufficient Cash Equivalents following the closing of the Put for the reasonable ongoing operations of Company), (i) Company shall only be obligated to pay that portion of the Put Purchase Amount that would, in the reasonable and good faith determination of the Board, leave Company with sufficient Cash Equivalents to fund the reasonable ongoing operations of Company, and (ii) the Board may defer the payment of the unpaid portion of the Put Purchase Amount until it has sufficient Cash Equivalents as described above.

In addition to deferring the closing of the Put or the payment in full of the Put Purchase Amount as set forth in clauses (a) through (d) above, Company may, in its sole discretion, defer the closing of any Put up to two years (an “Elective Deferral”). The Company shall provide prompt written notice to the Put Participant of any Board decision to defer the closing of the Put or payment in full or part of the Put Purchase Amount, or any Elective Deferral (any such notice, a “Deferral Notice”). Notwithstanding the foregoing, the applicable Put Purchase Amount shall be determined as soon as practicable after the Put Notice Date, regardless of whether Company makes an Elective Deferral or Board makes any deferral of closing of the Put or the payment in full of the Put Purchase Amount as contemplated by clauses (a) through (d) above.

To the extent Company has made an Elective Deferral or the Board has made a determination in accordance with any of clauses (a) through (d) above that the closing of the Put (or the payment therefor) must be deferred, the applicable Put Purchase Amount or any unpaid portion thereof, as applicable, shall bear interest at a rate of 6.0% per annum (compounded quarterly) on the basis of such Put Purchase Amount or such unpaid portion thereof, as applicable, and Company shall pay any such accrued interest concurrently with its payment of the deferred Put Purchase Amount or portion thereof, as applicable, at the closing of the applicable Put or the payment of the remaining portion of the Put Purchase Amount.

Under no circumstances shall the Company or any of its affiliates have any obligation to incur any new or additional indebtedness or issue additional Interests or other equity to pay any portion of the Put Purchase Amount.

Unless the Board has made a determination in accordance with any of clauses (a) through (d) above that the closing of the Put or the payment in full of the Put Purchase Amount must be deferred, Company shall pay the Put Purchase Amount within the time period specified above in the paragraph titled “Put Purchase Price”.

“Distribution Law” means any and all state and federal fraudulent transfer or fraudulent conveyance laws and applicable state laws regarding the transfer of property (whether by dividend, distribution, redemption, repurchase or otherwise) to holders of common or preferred equity interests, including the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, the United States Bankruptcy Code, and the Delaware General Corporation Law.

To the extent the Board has made a determination in accordance with any of clauses (a) through (d) above that the closing of the Put or the payment in full of the Put Purchase Amount must be deferred, Company shall use its reasonable good faith efforts to mitigate the circumstances giving rise to such determination.

Company shall not, by transfer of assets, consolidation, merger, scheme of arrangement, liquidation, dissolution, issue or sale of securities, or any other voluntary action or transaction, take any action or enter into any transaction, in each case the exclusive purpose of which is to defer a Put Closing or reduce the Put Value.

Neither Company nor any of its affiliates shall, without the prior written consent of each Put Participant, enter into any agreement that would prohibit Company from purchasing on the terms set forth in the Definitive Put/Call Documentation the Preferred Interests and/or Common Interests of any Put Participant that are subject to such Put Participant’s right to exercise a Put.

“Definitive Put/Call Documentation” means the definitive agreements consistent with the terms set forth in this Exhibit B that are negotiated in good faith by Company and the Put Participants.

In the event a Put Participant receives a Deferral Notice, the Put Participant shall have the right to cancel such Put exercise and no Call may be exercised in such year, provided that the Put Participant sends written notification of such cancellation to the Board within ten days after receiving the Deferral Notice.

C. Put/Call Termination	The Put and Call rights will terminate on a Qualified Public Offering.